IMO INDUSTRIES INC.
                             FORM 8-K CURRENT REPORT
                             DATED November 16, 2000




                                  EXHIBIT 99.1


                      Press Release Dated November 16, 2000



                    FOR IMMEDIATE RELEASE Contact: John Young
                                 (804) 560-4070


                 Imo Industries Inc. Announces Agreement to sell
                Morse Controls Division to Teleflex Incorporated

Richmond, VA, USA, November 16, 2000. Imo Industries Inc. announced today that it had entered into an agreement to sell its Morse Controls division to Teleflex Incorporated (NYSE: TFX) for $135 million in cash. The transaction is expected to be completed in January 2001, subject to the appropriate regulatory approvals.

Morse Controls has sales of approximately $150 million and 9 manufacturing facilities in North America, Europe and Asia. In addition, Morse is a partner in two joint ventures: NHK Morse in Japan and Shanghai Dong Feng Morse in China. Morse Control manufactures a variety of mechanical, hydraulic and electronic products and systems for industrial, marine and aviation markets. Specific products include engine controls, steering systems, throttles, replacement engine parts, industrial chain and hose products and are sold under the Morse Controls(R), Hynautic(R), Sierra(R), AquaPower(R), and Shields Hose(R) brand names worldwide. Manufacturing facilities included in the sale are Hudson, Ohio; Litchfield, Illinois; Sarasota, Florida; Clearwater, Florida; Basildon, England; Marsta, Sweden; Heiligenhaus, Germany; Sydney, Australia; and Singapore.

J.P. Morgan acted as exclusive financial advisor to Imo on the transaction.

Imo Industries Inc. is a privately held company based in Richmond, Virginia. It is a leading manufacturer of Fluid Handling and Power Transmission products through its Imo Pump and Boston Gear divisions.